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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 2-94841) of our report dated April 4, 1997 on our audit of the financial statements and financial highlights of Warburg, Pincus New York Tax Exempt Fund, Inc. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.





Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 24, 1997